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EXHIBIT 99

FOR IMMEDIATE RELEASE

For more information, contact:

Daniel P. Buettin                                    Sharon Sulc, Frontstep
Vice President and Chief Financial Officer           614-523-7037
614-523-7299                                         sharon.sulc@frontstep.com
dan.buettin@frontstep.com


           FRONTSTEP ANNOUNCES PRELIMINARY RESULTS FOR SECOND QUARTER

        - Economic Uncertainties Continue to Delay Customer Agreements -

COLUMBUS, OHIO, JANUARY 9, 2002 - FRONTSTEP, INC. (NASDAQ: FSTP), a leading global provider of business software and services for midsize manufacturers and distributors, today announced that revenues and earnings for the fiscal second quarter ended December 31, 2001 will fall short of previous expectations. The company cited continued delays in closing new license agreements and sluggish demand for its professional services, each a result of economic and political uncertainties, as the main reason for the unexpected shortfall.

Revenues for the fiscal second quarter are now expected to be approximately $23.0 to $23.5 million. As a result, the company expects to report a loss from operations of $2.0 to $2.4 million, which will result in a net loss of between $0.27 and $0.32 per share.

"After achieving profitability in the September quarter, we misjudged and were surprised by the magnitude of deferral by our existing and potential new customers," said Stephen A. Sasser, president and chief executive officer. "It is clear that the risks and uncertainties associated with the weakened economic climate, specifically for our midmarket manufacturing customers, are having a much more dramatic impact on buying behavior and we now believe that this pattern will continue for the foreseeable future."

"Given this new reality, we will immediately be reducing our operating costs and aligning our revenue and costs to deliver profitability and positive cash flows. We expect these cost savings to approximate $6.0 to $7.0 million annually, in addition to the substantial cost reductions we have already made in the last nine months. Although we are disappointed, we remain confident in our solutions and our strategy and do not expect these cost reductions to impact our product development plans." Sasser concluded.

The Company indicated that while the March quarter will not demonstrate the full effect of the savings, the Company expects to return to profitability and positive cash flows in the June quarter. The company also noted that expected results for the quarter would place it in noncompliance with certain covenants of its credit facility and that it will have additional near-term cash availability requirements. However, the Company's primary lender has been notified and preliminary discussions have been positive and are ongoing. The company is optimistic that its lender will continue to support them during this challenging period.

The Company is scheduled to report its final results for the December quarter and will host a conference call with investors on January 29, 2002.

ABOUT FRONTSTEP

Frontstep is a leading provider of software and services for growing, midsize manufacturers, distributors and subsidiaries of Fortune 500 companies. Frontstep helps companies advance customer service, reduce costs, drive sales revenue, outmaneuver the competition and grow market share. Founded in 1979, Frontstep is headquartered in Columbus, Ohio and has over 4,400 customer sites and a worldwide network of 28 offices in 16 countries.

Frontstep's ERP, CRM and supply chain solutions are quickly deployed to integrate and manage order processing and fulfillment from the Internet to the front, back and corner offices. These CustomerSynchronized(TM) Collaborative Solutions provide visibility across multiple plants, distribution centers, suppliers and buyers. Today's "movers and makers" can align with customer expectations in real time to deliver products on time, every time. More information about Frontstep is available at www.frontstep.com.

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Safe Harbor under the Private Securities Litigation Reform Act of 1995: This
press release may contain forward-looking statements that are not historical facts and involve risks and uncertainties that could cause actual results to vary materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the demand for and market acceptance of the company's products and services, the impact of competitive products, the company's ability to increase sales and earnings, the current economic climate, the worldwide political uncertainties and other factors detailed in Frontstep's filings with the Securities and Exchange Commission. We undertake no obligation to revise or update or publicly release the results of any revision or update to these forward-looking statements.

Frontstep is a trademark of Frontstep Solutions Group, Inc. All other trademarks mentioned are the property of their respective owners.